Exhibit 99.2
   LEHMAN BROTHERS HOLDINGS INC.
   SELECTED STATISTICAL INFORMATION
   (Preliminary and Unaudited)
   (Dollars in millions, except per share data)
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
                                                                                               Quarters Ended
                                                                                 -------------------------------------------

                                                                                  2/28/03 11/30/02 8/31/02  5/31/02 2/28/02
                                                                                 -------------------------------------------
        Income Statement
        Net Revenues                                                                $1,711  $1,539  $1,347   $1,663  $1,606
        Non-Interest Expenses:
           Compensation and Benefits                                                   873     785     687      848     819
           Nonpersonnel Expenses                                                       401     400     391      379     347
           September 11, 2001 related (recoveries)/expenses, net                         -    (108)     -         -       -
           Other real estate reconfiguration charge                                      -     128      -         -       -
           Regulatory settlement                                                         -      80      -         -       -
        Net Income (a)                                                                 301     187     194      296     298
        Net Income Applicable to Common Stock                                          290     176     183      285     262
        Earnings per Common Share (b)
           Basic                                                                     $1.20   $0.72   $0.74    $1.16   $1.07
           Diluted                                                                   $1.15   $0.69   $0.70    $1.08   $0.99

        Financial Ratios (%)
        Return on Common Equity (annualized) (c)                                     13.9%    8.6%    8.9%    14.1%   13.4%
        Return on Common Equity
          (annualized, excluding special preferred dividends, where
           applicable) (d)                                                           13.9%    8.6%    8.9%    14.1%   14.6%
        Pretax Operating Margin (e)                                                  25.6%   16.5%   20.0%    26.2%   27.4%
        Compensation & Benefits/Net Revenues                                         51.0%   51.0%   51.0%    51.0%   51.0%
        Effective Tax Rate (f)                                                       28.0%   20.7%   22.6%    29.0%   29.0%

        Financial Condition
        Total Assets                                                             $271,000 $260,336 $265,213 $267,787 $260,061
        Total Assets Excluding Matched Book (g)                                   176,000  165,995  159,879  173,671  168,850
        Securities Purchased Under Agreements to Resell                            95,000   94,341  105,334   94,116   91,211
        Long-Term Debt                                                             41,408   38,678   38,911   36,643   37,985
        Preferred Securities Subject to Mandatory Redemption                          710      710      710      710      710
        Common Stockholders' Equity                                                 8,457    8,242    8,209    8,206    7,948
        Total Stockholders' Equity                                                  9,157    8,942    8,909    8,906    8,648
        Total Stockholders' Equity plus Preferred Securities Subject to
          Mandatory Redemption (h)                                                  9,867    9,652    9,619    9,616    9,358
        Total Capital (i)                                                          51,275   48,330   48,530   46,259   47,343
        Leverage (j)                                                                29.6x    29.1x    29.8x    30.1x    30.1x
        Net Leverage (g), (h), (k)                                                  17.8x    17.2x    16.6x    18.1x    18.0x
        Book Value per Common Share (l)                                             35.03    34.15    33.49    33.22    32.47

        Other Data (#s)
        Employees                                                                  12,083   12,343   12,980   12,694   12,851
        Common Stock Outstanding (in millions)                                      241.5    231.1    239.0    243.6    244.2
        Weighted Average Shares (in millions)
           Basic                                                                    241.8    243.9    246.7    245.8    245.3
           Diluted                                                                  253.0    255.1    261.0    263.5    265.2

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        (a) Fourth quarter 2002 net income includes a $108 million pre-tax gain
        ($60 million after tax) from September 11th related (recoveries)/expenses, net, a $128 million pre-tax charge ($82 million after tax) related to the reconfiguration of certain of the Firm's global real estate and a pre-tax charge of $80 million ($56 million after tax) related to the Firm's regulatory settlement.

        (b) For the quarter ended November 30, 2002 basic EPS was reduced by $0.32, and fully diluted EPS was reduced by $0.31, respectively, as a result of the September 11th related recovery, the other real estate charge and the regulatory settlement charge.

        (c) For the quarter ended November 30, 2002, the Company's return on common equity was reduced by 3.7% as a result of the September 11th related recovery, the other real estate charge and the regulatory settlement charge.

        (d) Return on common equity was calculated using net income before adjusting for special preferred dividends of $25 million in the first quarter of 2002. These dividends were excluded on an adjusted basis, as they will no longer be recurring.

        (e) Pre-tax operating margin for the quarter ended November 30, 2002 was reduced by approximately 6.5% as a result of the September 11th related recovery, the other real estate charge and the regulatory settlement charge.

        (f) The effective tax rate for the quarter ended November 30, 2002 decreased by approximately 0.5% as a result of the September 11th related recovery, the other real estate charge and the regulatory settlement charge.

        (g) Matched book represents securities purchased under agreements to resell ("reverse repos") to the extent such balance is less than securities sold under agreements to repurchase. Several rating agencies consider such reverse repos to be a proxy for matched book assets, as such assets are considered to have a low risk profile, and exclude such amounts in the calculation of leverage. Accordingly, the Company believes the ratio of total assets excluding matched book to total stockholders' equity and preferred securities subject to mandatory redemption is useful to investors as a more meaningful measure of the Company's leverage.

        (h) The Company believes total stockholders' equity plus preferred securities subject to mandatory redemption to be a more meaningful measure of the Company's equity for purposes of calculating net leverage.

        (i) Total capital includes long-term debt, total stockholders' equity and preferred securities subject to mandatory redemption. The Company believes total capital is useful to investors as a measure of the Company's financial strength.

        (j) Leverage is defined as total assets divided by total stockholders' equity.

        (k) Net leverage is defined as total assets excluding matched book divided by total stockholders' equity and preferred securities subject to mandatory redemption.

        (l) The book value per common share calculation includes restricted stock units granted under Lehman Stock Award Programs, which are included in stockholders' equity.